Exhibit 99.1

June 30, 2004
Contact: Faye I. Andersen (775-834-4822)

For Immediate Release

Sierra Pacific and ORNI 7 sign new power purchase agreement for electricity to be produced with geothermal energy

Sierra Pacific Power Company announced today that it has signed an agreement with ORNI 7, an indirect subsidiary of ORMAT Nevada, Inc., for ORNI 7 to supply 20 megawatts of renewable power to Sierra Pacific. The power will be generated by geothermal energy from ORNI 7’s Galena Geothermal 1 plant at Steamboat, south of Reno, Nevada.

The contract is the first to be signed of those under consideration from a Request for Proposals (RFP) issued in 2003 soliciting proposals for energy generated by renewable energy fuel sources. ORNI 7 is expected to begin supplying the energy to Sierra Pacific by 2006.

“This contract with ORNI 7 is especially welcome since it marks another entry onto the all-important area of renewable energy sources,” said Roberto Denis, Sierra Pacific Power Company’s Vice President of Energy Supply. “ORMAT Nevada Inc. is a pioneer in the geothermal industry and has a solid track record for producing reliable and cost efficient energy from renewable sources.”

The RFPs were part of actions taken by Sierra Pacific Power, and its sister-utility Nevada Power Company, to generate or acquire a certain percentage of renewable energy resources, including solar, wind, geothermal, biomass and hydro sources, for use in serving customers within the state. The company has been meeting and negotiating with several firms interested in supplying electricity generated from renewable energy resources.

Nevada law contains a provision that requires providers of electric service to increase the use of renewable energy in their power portfolio by 2 percent every other year, until the provider’s renewable energy portfolio accounts for 15 percent of its total energy sales by the year 2013. The total for solar-generated power must be 5 percent of the total renewable energy portfolio.

The Renewable Energy Credits associated with the power purchases from this geothermal plant will help Sierra Pacific and Nevada Power meet their renewable energy portfolio requirements. It is also the utilities’ objective to tap into Nevada’s vast renewable energy resources in order to diversify its energy supply portfolio and reduce price volatility for its customers.

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Sierra Pacific and ORNI 7 Sign New Power Purchase Agreement – Add 1

Currently 10 percent of Sierra Pacific Power’s power portfolio is supplied by electricity generated from renewable resources. Sierra Pacific has one of the highest percentages of renewable energy in its power portfolio of all of the utilities in the U.S.

Sierra Pacific will now make filings with the Public Utilities Commission of Nevada (PUCN), which will review the contracts and apply the pertinent law and regulations before determining whether it should be approved.

The companies expect additional contracts for renewable energy to be signed as a result of on-going negotiations with firms who responded to the company’s RFPs.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno- Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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